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                        1838 BOND-DEBENTURE TRADING FUND
                   Rights Offering for Shares of Common Stock
                       FORM OF SOLICITING DEALER AGREEMENT

   THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, November 21, 2003,
                                UNLESS EXTENDED


To Securities Dealers and Brokers:

         1838 Bond-Debenture Trading Fund (the "Company") is issuing to its shareholders of record ("Record Date Shareholders") as of the close of business on November 4, 2003 (the "Record Date") transferable rights ("Rights") to subscribe for an aggregate of up to 1,234,420 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company upon the terms and subject to the conditions set forth in the Company's Prospectus (the "Prospectus") dated November 4, 2003 (the "Offer"). Pursuant to the terms of the Offer, the Company is issuing each Holder one transferable right (each a "Right" and collectively the "Rights") for each share of Common Stock held by such Holder on the record date (the "Record Date") set forth in the Prospectus (as defined herein). Such Rights entitle Holders to acquire during the subscription period (the "Subscription Period") set forth in the Prospectus, at the price (the "Subscription Price") set forth in such Prospectus, one Share for each three Rights exercised on the terms and conditions set forth in such Prospectus. No fractional shares will be issued. Any Holder who fully exercises all Rights initially issued to such Holder will be entitled to subscribe for, subject to allotment, any unsubscribed Shares (the "Over-Subscription Privilege"). The Rights are transferable and are expected to be listed on the New York Stock Exchange.

         The Subscription Price will be 87% of the net asset value of the then-outstanding Common Stock as of the close of trading on the New York Stock Exchange on the last day of the Subscription Period. The Subscription Period will commence on November 4, 2003 and end at 5:00 p.m., New York City time on the Expiration Date (the term "Expiration Date" means November 21, 2003 unless and until the Company shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" with respect to the Offer will mean the latest time and date on which the Offer, as so extended by the Company, will expire).

         For the duration of the Offer, the Company has authorized, and Boenning & Scattergood, Inc. (the "Dealer Manager") has agreed to reallow, a Solicitation Fee to any qualified broker or dealer executing a Soliciting Dealer Agreement who solicits the exercise of Rights and the Over-Subscription Privilege in connection with the Offer and who complies with the procedures described below (a "Soliciting Dealer"),

         Upon timely delivery to EquiServe Trust Company, N.A., the Company's Subscription Agent for the Offer, of payment for Shares purchased pursuant to the exercise of Rights and the Over-Subscription Privilege and of properly completed and executed documentation as set forth in this Soliciting Dealer Agreement, a Soliciting Dealer will be entitled to receive the Solicitation Fee equal to _________% of the Subscription Price per Share so purchased subject to a maximum fee based on the number of shares of Common Stock held by such Soliciting Dealer through The Depository Trust Company ("DTC") on the Record Date; provided, however, that no payment shall be due with respect to the issuance of any Shares until payment therefor is actually received. A qualified broker or dealer is a broker or dealer which is a member of a registered national securities exchange in the United States or the National Association of Securities Dealers, Inc. ("NASD") or any foreign broker or dealer not eligible for membership who agrees to conform to the Rules of Fair Practice of the NASD, including Sections 2730, 2740, 2420 and 2750 thereof, in making solicitations in the United States to the same extent as if it were a member thereof.



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         The Company has authorized and the Dealer Manager has agreed to pay the
Solicitation Fees payable to the undersigned Soliciting Dealer and to indemnify such Soliciting Dealer on the terms set forth in the Dealer Manager Agreement, dated October ____, 2003, between the Dealer Manager and the Company (the
"Dealer Manager Agreement"). Solicitation and other activities by Soliciting Dealers may be undertaken only in accordance with the applicable rules and regulations of the Securities and Exchange Commission and only in those states and other jurisdictions where such solicitations and other activities may lawfully be undertaken and in accordance with the laws thereof. Compensation will not be paid for solicitations in any state or other jurisdiction in which in the opinion of counsel to the Company or counsel to the Dealer Manager, such compensation may not lawfully be paid. No Soliciting Dealer shall be paid Solicitation Fees with respect to Shares purchased pursuant to an exercise of Rights and the Over-Subscription Privilege for its own account or for the account of any affiliate of the Soliciting Dealer. No Soliciting Dealer or any other person is authorized by the Company or the Dealer Managers to give any information or make any representations in connection with the Offer other than those contained in the Prospectus and other authorized solicitation material furnished by the Company through the Dealer Manager. No Soliciting Dealer is authorized to act as agent of the Company or the Dealer Manager in any connection or transaction. In addition, nothing herein contained shall be deeded to create a partnership among the Soliciting Dealers and the Dealer Manager or a partnership with one another, or an agency relationship with the Dealer Manager or the Company, or create any association between such parties, or shall render the Dealer Manager or the Company liable for the obligations of any Soliciting Dealer. The Dealer Manager shall be under no liability to make any payment to any Soliciting Dealer, and shall be subject to no other liabilities to any Soliciting Dealer, and no obligations of any sort shall be implied.

         In order for a Soliciting Dealer to receive Solicitation Fees, the Subscription Agent must have received from such Soliciting Dealer no later than 5:00 p.m., New York City time, on the Expiration Date, either (i) a properly completed and duly executed Subscription Certificate identifying the Soliciting Dealer as the broker-dealer having been instrumental in the exercise of such Rights, with respect to Shares purchased pursuant to the exercise of Rights and the Over-Subscription Privilege; or (ii) a Notice of Guaranteed Delivery guaranteeing delivery to the Subscription Agent by close of business on the third business day after the Expiration Date, of (a) full payment for such Shares and (b) a properly completed and duly executed Subscription Certificate similarly identifying the Soliciting Dealer with respect to Shares purchased pursuant to the exercise of Rights. Solicitation Fees will only be paid after receipt by the Subscription Agent of a properly completed and duly executed Soliciting Dealer Agreement and a Subscription Certificate designating the Soliciting Dealer in the applicable portion hereof. In the case of a Notice of Guaranteed Delivery, Solicitation Fees will only be paid after delivery in accordance with such Notice of Guaranteed Delivery has been effected. Solicitation Fees will be paid by the Company (through the Subscription Agent) to the Soliciting Dealer by check to an address designated by the Soliciting Dealer below by the tenth business day following the day the Company issues Shares after the Expiration Date.

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         All questions as to the form, validity and eligibility (including time of receipt) of this Soliciting Dealer Agreement will be determined by the Company, in its sole discretion, which determination shall be final and binding. Unless waived, any irregularities in connection with a Soliciting Dealer Agreement or delivery thereof must be cured within such time as the Company shall determine. None of the Company, the Dealer Manager, the Subscription Agent, the Information Agent for the Offer, Georgeson Shareholder Communications, or any other person will be under any duty to give notification of any defects or irregularities in any Soliciting Dealer Agreement or incur any liability for failure to give such notification.

         The acceptance of Solicitation Fees from the Company by the undersigned Soliciting Dealer shall constitute a representation by such Soliciting Dealer to the Company that: (i) it has received and reviewed the Prospectus; (ii) in soliciting purchases of Shares pursuant to the exercise of the Rights and the Over-Subscription Privilege, it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the applicable rules and regulations thereunder, any applicable securities laws of any state or jurisdiction where such solicitations were made, and the applicable rules and regulations of any self-regulatory organization or registered national securities exchange; (iii) in soliciting purchases of Shares pursuant to the exercise of the Rights and the Over-Subscription Privilege, it has not published, circulated or used any soliciting materials other than the Prospectus and any other authorized solicitation material furnished by the Company through the Dealer Manager; (iv) it has not purported to act as agent of the Company or the Dealer Manager in any connection or transaction relating to the Offer; (v) the information contained in this Soliciting Dealer Agreement is, to its best knowledge, true and complete; (vi) it is not affiliated with the Company; (vii) it will not accept Solicitation Fees paid by the Company pursuant to the terms hereof with respect to Shares purchased by the Soliciting Dealer pursuant to an exercise of Rights and the Over-Subscription Privilege for its own account;
(viii) it will not remit, directly or indirectly, any part of Solicitation Fees paid by the Company pursuant to the terms hereof to any beneficial owner of Shares purchased pursuant to the Offer; and (ix) it has agreed to the amount of the Solicitation Fees and the terms and conditions set forth herein with respect to receiving such Solicitation Fees. By returning a Soliciting Dealer Agreement and accepting Solicitation Fees, a Soliciting Dealer will be deemed to have agreed to indemnify the Company and the Dealer Managers against losses, claims, damages and liabilities to which the Company may become subject as a result of the breach of such Soliciting Dealer's representations made herein and described above. In making the foregoing representations, Soliciting Dealers are reminded of the possible applicability of the anti-manipulation rules under the Exchange Act if they have bought, sold, dealt in or traded in any Shares for their own account since the commencement of the Offer.

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         Upon expiration of the Offer, no Solicitation Fees will be payable to
Soliciting Dealers with respect to Shares purchased thereafter.

         Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Dealer Manager Agreement or, if not defined therein, in the Prospectus. This Soliciting Dealer Agreement will be governed by the laws of the State of New York.

         Please execute this Soliciting Dealer Agreement below accepting the terms and conditions hereof and confirming that you are a member firm of the NASD or a foreign broker or dealer not eligible for membership who has conformed to the Rules of Fair Practice of the NASD, including Sections 2730, 2740, 2420 and 2750 thereof, in making solicitations of the type being undertaken pursuant to the Offer in the United States to the same extent as if you were a member thereof, and certifying that you have solicited the purchase of the Shares pursuant to exercise of the Rights, all as described above, in accordance with the terms and conditions set forth in this Soliciting Dealer Agreement. Please forward two executed copies of this Soliciting Dealer Agreement to Boenning & Scattergood, Inc., Attn: Kathy Wilhelm, 4 Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, PA 19428-2979, Telephone No.: (610) 832-5226 and Facsimile No.: (610) 832-0300.

         A signed copy of this Soliciting Dealer Agreement will be promptly returned to the Soliciting Dealer at the address set forth below.

Very truly yours,

Boenning & Scattergood, Inc.

By: __________________________________________

Name:  Kathy Wilhelm

Title:  Vice President, Equity Trading

PLEASE COMPLETE THE INFORMATION BELOW


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Printed Firm Name

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Address

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Contact at Soliciting Dealer

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Authorized Signature

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Area Code and Telephone Number

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Name and Title

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Facsimile Number

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Dated

Payment of the Selling Fee shall be mailed by check to the following address:

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